EXHIBIT 10.3
QA SERVICES AGREEMENT
     QA SERVICES AGREEMENT (the “Agreement”) dated as of December ___, 2007 between Infogrames Entertainment SA (“IESA”), at 1 Place Verrazzano, 69252 Lyon cedex 09, France, Atari Interactive, Inc. (“Atari Interactive”) and Humongous, Inc. (“Humongous” and collectively with IESA and Atari Interactive, the “IESA Parties”) and Atari, Inc. (“Atari” and collectively with IESA, Atari Interactive and Humongous, the “Parties”), at 417 Fifth Avenue, New York, NY 10016, and effective on December ___, 2007 (the “Effective Date”).
WITNESSETH:
     WHEREAS, the Parties are affiliated entities that are active in the field of digital entertainment and interactive games; and
     WHEREAS, Atari has agreed to directly or indirectly provide certain software game quality-assurance related services to the IESA Parties.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
SERVICES TO BE ROVIDED
     1.01. Performance of Services.
          (a) Subject to the terms and conditions set forth herein and on Schedule I hereto, as may be amended from time to time (“Schedule I”), Atari, either directly or through engagement of third party vendors (its “Vendors”), shall provide the IESA Parties with the services set forth on Schedule I with respect to the Production Titles (as defined in Schedule I) (the “Services”). Atari or IESA may at any time amend Schedule I with the prior written consent of the other party.
          (b) Except as specifically provided in Schedule I, Atari or its Vendors shall provide each of the Services listed in Schedule I for a term commencing on the Effective Date and ending on March 31, 2008, unless earlier terminated by IESA and/or Atari in accordance with Section 3.01 hereof (the “Services Period” or “Term.”).
          (c) Atari or its Vendors shall provide the Services promptly with that degree of skill, attention and care that Atari exercises and has heretofore exercised with respect to furnishing comparable services to itself and its affiliates. Atari shall be under no obligation to hire additional Vendors or employees in order to provide the services. Notwithstanding the foregoing, if, after the Effective Date, one or several Services Employees leave Atari or if, for any reason, the Vendors can not provide the Services, Atari will promptly inform IESA and the parties will work together in order to find a replacement solution enabling the execution of the Services.
          (d) Representatives of Atari and IESA, or IESA’s designee, shall meet at least on a monthly basis to review the Services. These meetings will take place in Atari’s office in New York or via teleconference or video conference. These meetings will be arranged by IESA and the costs of such meetings will be borne by IESA.
          (e) Unless otherwise specified in Schedule I, all employees of Atari providing the Services hereunder to the IESA Parties during the Term (collectively, the “Services Employees”) and all Vendors shall be deemed for all purposes (including compensation and employee benefits, as applicable) to be employees or Vendors solely of Atari and not to be employees or Vendors of the IESA Parties or to be independent contractors thereof. In performing their respective duties hereunder, all such employees or Vendors of Atari shall be under the direction, control and supervision of Atari and Atari shall have the sole right to exercise all authority with respect to the employment (including termination of employment) (as applicable), retention of independent contractor/Vendor relationship, assignment and compensation of such employees or Vendors. Atari shall be solely responsible for (i) the acts and omissions of the Services Employees and (ii) any breaches of this Agreement committed by any Services Employee, in connection with their provision of the Services. During the Term, the IESA Parties shall not solicit the Services Employees, except with the consent and cooperation of Atari.
     1.02. Outsourcing. The IESA Parties acknowledge that Atari currently outsources a portion of its QA functionality to its Vendors and intends to continue to do so during the Term on substantially similar conditions to the extent materially feasible.
     1.03. Billing and Payment for the Services.
          (a) IESA shall pay Atari, as the sole and exclusive compensation hereunder, for the Services, a fee in the amount of the costs actually incurred by Atari in connection with providing the Services (including all costs and fees payable to its Vendors), plus 10 percent (10%) of such costs. In addition, IESA shall pay Atari the following amounts: (i) 50% of the aggregate amount payable as accrued vacation to the Services Employees that work directly on IESA Party projects or are otherwise general QA support staff (i.e., 2 employees) if and when such Services Employees are severed, even if those Services Employees are severed following expiration of the Term; (ii) 100% of the aggregate amount payable as retention bonuses to the Services Employees that work directly on IESA Party projects; and (iii) 15% of the aggregate amount payable as retention bonuses to the Services Employees that are general QA support staff.
          (b) Following the Effective Date, Atari shall on a quarterly basis, submit to IESA its billing invoice in US Dollars (the “Services Invoice”) setting out itemized costs in connection with the Services, together with the calculation of the 10% premium charge. Additional itemization and further explanation and substantiation of charges shall be supplied to IESA upon its reasonably request. Payment by IESA in respect of any such invoice shall be made within 30 days after the date upon which such Services Invoice is sent to IESA.
          (c) IESA acknowledges that Atari currently provides, and is expected to provide certain services to IESA and/or its affiliates upon the terms and conditions set forth in various services agreements (as they may be amended or superseded from time to time). IESA and Atari expressly agree that each Party and its respective affiliates shall have the right throughout the term of this Agreement to offset such payments as are owed under this Agreement against payments due under any services agreements then in effect between two or more of the Parties.
ARTICLE II
CONFIDENTIAL INFORMATION
     2.01. Confidential Information. Atari understands that its work for the IESA Parties will involve access to and creation of confidential, proprietary and trade secret information and materials of the IESA Parties (or their affiliates, licensors, suppliers, vendors or customers) (collectively, “Confidential Information”). Confidential Information includes, without limitation, any (a) information, ideas or materials of a technical or creative nature, such as research and development results, designs and specifications, computer source and object code, patent applications, and other materials and concepts relating to the IESA Party’s products, services, processes, technology or other intellectual property rights received by Atari solely in the course of Atari’s rendering of Services to the IESA Parties and relating to the Production Titles set forth on Schedule I; (b) information, materials of a business nature, such as non-public financial information; information regarding profits, costs, marketing, purchasing, sales, customers, suppliers, and contract terms; product development plans; and marketing and sales plans and forecasts received by Atari solely in the course of Atari’s rendering of Services to the IESA Parties and relating to the Production Titles set forth on Schedule I; and (c) all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents or materials, or copies thereof, received by Atari solely in the course of Atari’s rendering of Services to the IESA Parties and relating to the Production Titles set forth on Schedule I (with respect to each of (a), (b) and (c) above).
     2.02. Restrictions on Use and Disclosure. Atari understands that Confidential Information is extremely valuable to the IESA Parties and their affiliates, licensors, suppliers, vendors and customers. Accordingly, Atari agrees during the Term and for a period of 2 years thereafter that it (a) shall hold all Confidential Information in confidence and trust for the benefit of the IESA Parties; (b) shall not copy or use (or allow any of its employees, contractors or agents to copy or use) any Confidential Information, except as may be necessary to perform the Services; (c) shall use the Confidential Information only for the benefit of the IESA Parties (and not for the benefit of Atari or any third party, except for the IESA Parties’ affiliates, licensors, suppliers, vendors and customers to which the Confidential Information relates); and (d) shall not disclose or otherwise make available any such Confidential Information to any third party except as authorized in writing and in advance by IESA. All Confidential Information is and shall remain the sole property of the respective IESA Party.
     2.03. Exclusions. The foregoing restrictions on use and disclosure shall not apply to any Confidential Information to the extent Atari can prove such Confidential Information (a) is or has become generally known to the public through no unlawful act of Atari; (b) was known to Atari at the time of its disclosure by the IESA Parties; (c) was independently developed by Atari without any use of the Confidential Information; (d) becomes known to Atari from a source other than an IESA Party without breach of this Agreement; (e) such disclosure is approved in advance and in writing by IESA; or (f) Atari is legally compelled to disclose such Confidential Information, provided that Atari shall give advance notice of such compelled disclosure to IESA, and shall cooperate with IESA in connection with any efforts to prevent or limit the scope of such disclosure and/or use of the Confidential Information.
ARTICLE III
MISCELLANEOUS
     3.01. Termination.
          (a) IESA or Atari may terminate this Agreement upon written notice in the event of a material breach by the other party of the terms of this Agreement and such breach is not cured within thirty days of notice thereof.
          (b) This Agreement may be terminated by the mutual agreement of Atari and IESA.
     3.02. Warranties and Indemnification.
          (a) Atari covenants, represents and warrants that (i) it will render the Services in compliance with all applicable laws and regulations; and (ii) it, shall use its best efforts to provide the Services promptly, diligently and with at least that degree of skill, attention and care that Atari exercises and has heretofore exercised with respect to furnishing comparable services to its own business and assets subject to the provisions of Section 1.01(c) above.
          (b) Atari shall indemnify and hold harmless the IESA Parties and their affiliates, successors and assigns (and its and their officers, directors, employees, sublicensees, customers and agents) from and against any and all claims, losses, liabilities, damages, settlements, expenses and costs (including, without limitation, attorneys’ fees and court costs) (collectively, “Damages”) which arise out of or relate to any breach of Atari’s representations and warranties set forth above in Section 3.02(a) and which arise out of the gross negligence or willful misconduct of Atari or its Vendor.
          (c) Each of the IESA Parties hereby releases, indemnifies and agrees to hold harmless Atari and its Vendors and their affiliates, successors and assigns (and its and their officers, directors, employees, sublicensees, customers and agents) from and against any and all Damages which arise out of the provision of the Services, other than such Damages which arise out of Atari’s or its Vendor’s gross negligence or willful misconduct.
     3.03 Certain Agreements and Indemnities to Survive Termination of Agreement. The obligations of the Parties under Article II hereof shall survive any termination of this Agreement as shall IESA’s payment obligation under Section 1.03 with respect to Services rendered prior to the termination date and Atari’s and the IESA Parties indemnity obligation under Sections 3.2(b) and 3.02(c), respectively, and the Parties remedies obligation under Section 3.08 shall also survive. All other obligations hereunder shall terminate as of the date of termination of this Agreement in accordance with Section 3.01.

     3.04 Governing Law. Jurisdiction This Agreement shall be interpreted under the laws of the state of New York, and the parties submit to the exclusive jurisdiction of the courts of the state and federal courts located within New York, New York without regard to its choice-of-law rules.
     3.05 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO HE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     3.06 No Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any person or entity, including any employee or former employee of the parties or any affiliate or associate thereof (including any beneficiary or dependent thereof).
     3.07. Relationship of Parties. Nothing herein contained shall be deemed or construed by the IESA Parties or Atari or for any other party as creating the relationship of principal and agent or of partnership, joint employers or joint venture by the parties hereto.
     3.08. Remedies; Specific Performance. Without prejudice to any rights or remedies otherwise available to any party hereto, the IESA Parties and Atari hereby acknowledge that damages would be an inadequate remedy for any breach of the provisions of this Agreement by any of the IESA Parties or Atari and agree that the obligations of any of the IESA Parties or Atari, as the case may be, shall be specifically enforceable.
     3.09. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if mailed, five business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

if to any of the IESA Parties, to:

Infogrames Entertainment SA 1 Place Verrazzano Lyon 69252 Lyon Cedex 09 France

Attention:	Chief Operating Officer
Telephone:	(+33) 437643764
Telecopy:	(+33) 4 37 64 30 95

Attention:	S.V.P Legal and Business Affairs
Telephone:	(+33) 4 37 64 39 12
Telecopy:	(+33) 437643095

if to Atari, to:

Atari, Inc. 417 Fifth Avenue New York, New York 10016

Attention:	General Counsel
Telephone:	(212) 726-6500
Telecopy:	(212) 726-6590
Any party hereto may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed by their respective authorized representatives on the day and year first above written.

INFOGRAMES ENTERTAINMENT SA		ATARI, INC.

By:	/s/ Patrick Leleu	By:	/s/ Curtis G. Solsvig

Name: Title:	Patrick Leleu Chairman and CEO	Name: Title:	Curtis Solsvig Chief Restructuring Officer

ATARI INTERACTIVE, INC.		HUMONGOUS, INC.

By:	/s/ Hastefort	By:	/s/ Hastefort

Name: Title:	Hastefort CEO	Name: Title:	Hastefort Chairman